Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of the registrant securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) is a summary and does not purport to be complete. The terms “CMS Energy”, “we”, “our” and “us” as used herein refer to CMS Energy Corporation and not any of its subsidiaries.
Description of Capital Stock
The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to CMS Energy Corporation’s Restated Articles of Incorporation, as amended (the “CMS Energy Articles”).
Authorized Shares
The authorized capital stock of CMS Energy consists of:

•	350 million shares of CMS Energy common stock, par value $0.01 per share (“CMS Energy Common Stock”); and

•	10 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
At January 10, 2020, CMS Energy had 283,882,207 shares of CMS Energy Common Stock and no shares of Preferred Stock issued and outstanding.
Dividend Rights and Policy; Restrictions on Dividends
Dividends on CMS Energy Common Stock are paid at the discretion of the board of directors of CMS Energy based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefor.
Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on CMS Energy Common Stock may be subject to the rights of the holders, if any, of any issued and outstanding series of Preferred Stock.
Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the CMS Energy Articles provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).

Voting Rights
Each holder of CMS Energy Common Stock is entitled to one vote for each share of CMS Energy Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the CMS Energy Articles relating to (i) the authorization, effectiveness or validity of a merger or consolidation of CMS Energy that would adversely affect the powers or special rights of CMS Energy Common Stock (either directly by amendment to the CMS Energy Articles or indirectly by requiring the holders of the CMS Energy Common Stock to accept or retain, in such merger or consolidation, anything other than shares of CMS Energy Common Stock or shares of the surviving or resulting corporation having, in either case, powers and special rights identical to those of the CMS Energy Common Stock prior to such merger or consolidation) require the vote or consent of the holders of a majority of all of the shares of CMS Energy Common Stock then outstanding, (ii) contested elections of directors require the vote of a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors and (iii) special shareholder meetings, the number of directors, vacancies on CMS Energy’s board of directors, the removal, indemnification and liability of CMS Energy’s board of directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote thereon.
Under Michigan law, the approval of the holders of a majority of the outstanding shares of CMS Energy Common Stock would be necessary (1) to authorize, effect or validate the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of CMS Energy Common Stock, and (2) to authorize any amendment to the CMS Energy Articles that would increase or decrease the aggregate number of authorized shares of CMS Energy Common Stock or alter or change the powers, preferences or special rights of the shares of CMS Energy Common Stock so as to affect them adversely. The effect of these provisions and the related provisions described in the prior paragraph may be to permit the holders of a majority of the outstanding shares of CMS Energy Common Stock to block any such merger or amendment that would adversely affect the powers or special rights of holders of such shares of CMS Energy Common Stock.
Preemptive Rights
The CMS Energy Articles provide that holders of CMS Energy Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

Liquidation Rights
In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of CMS Energy Common Stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.
Subdivision or Combination
If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of CMS Energy Common Stock, the voting and liquidation rights of shares of CMS Energy Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.
Transfer Agent and Registrar
The transfer agent and registrar for CMS Energy Common Stock is Equiniti Trust Company d/b/a EQ Shareowner Services.
Listing
CMS Energy Common Stock is listed on the New York Stock Exchange and trades under the symbol “CMS.”
Exchanges
The CMS Energy Articles do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock.
Description of Debt Securities
The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture dated June 1, 1997 between CMS Energy Corporation and The Bank of New York Mellon, as trustee, as supplemented by the applicable supplemental indenture governing each particular series of junior subordinated notes issued thereunder (as so supplemented, as applicable, the “indenture”).
CMS Energy has three series of junior subordinated notes issued and outstanding and registered under Section 12 of the Exchange Act: 5.625% Junior Subordinated Notes due 2078 ( “CMS-A”), the 5.875% Junior Subordinated Notes due 2078 ( “CMS-C”) and the 5.875% Junior Subordinated Notes due 2079 ( “CMS-D”), collectively, the “Notes”. The Notes were issued under and are governed the indenture. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture and the Notes, including definitions of certain terms used in the indenture and the Notes. References herein to the term “indenture” mean the indenture, as supplemented, for the particular series of Notes being described.
Principal, Maturity and Interest

•	We initially issued $200 million aggregate principal amount of CMS-A, which remains the aggregate principal amount outstanding.

•	We initially issued $250 million aggregate principal amount of CMS-C, which remains the aggregate principal amount outstanding.

•	We initially issued $630 million aggregate principal amount of CMS-D, which remains the aggregate principal amount outstanding.
Certain Provisions Relating to CMS-A:
The Notes mature on March 15, 2078 unless earlier redeemed. The Notes bear interest at a rate of 5.625% per year. Interest is payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, subject to deferral as described below under “Provisions Relating to All Notes - Deferral of Interest Payments”. We will pay interest to holders of record at 5:00 p.m., New York City time, in whose name the applicable Note is registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date, except that interest payable at stated maturity shall be paid to the person or entity to whom the principal amount is paid. So long as the Notes are in book-entry form, principal of and premium and interest on the Notes will be payable, and the Notes may be transferred, only through the facilities of DTC. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a quarter, on the basis of the actual number of days elapsed per 30-day month.
Optional Redemption
The Notes will be redeemable at CMS Energy’s option, in whole or in part, at any time and from time to time, on or after March 15, 2023 at a redemption price equal to 100% of the principal amount of such Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.
In addition, the Notes will be redeemable at CMS Energy’s option, at any time before March 15, 2023, in whole but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event (as defined below). In such case, the redemption price will be equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date. See “Redemption Following a Tax Event” below.

The Notes will also be redeemable at CMS Energy’s option, at any time before March 15, 2023, in whole but not in part, at any time within 90 days following the conclusion of any review or appeal process instituted by us following the occurrence and continuation of a Rating Agency Event (as defined below). In such case, the redemption price will be equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date. See “Redemption Following a Rating Agency Event” below.
Redemption Following a Tax Event
We will have the right to redeem the Notes, at any time before March 15, 2023, in whole but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date. A “Tax Event” means that CMS Energy has received an opinion of nationally recognized independent tax counsel experienced in such matters at any time after the occurrence of any of the events set forth below to the effect that, as a result of:

•	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

•	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

•
any official administrative interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date of the Notes are issued;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after March 5, 2018, there is more than an insubstantial risk that interest payable on the Notes is not or within 90 days of the date of the opinion would not be deductible as such interest accrues, in whole or in part, by us for United States federal income tax purposes.
Our right to redeem the Notes due to a Tax Event is subject to the condition that, if we have the opportunity to eliminate a Tax Event, within 90 days following the occurrence and continuation of such Tax Event, by taking some ministerial action (a “ministerial action”), such as filing a form or making an election, or pursuing some other similar reasonable measure that will have no adverse effect on us or the holders of the Notes and will involve no material cost, we will pursue such measures in lieu of redemption. We cannot redeem the Notes while we are pursuing any such ministerial action.

Redemption Following a Rating Agency Event
We will have the right to redeem the Notes, at any time before March 15, 2023, in whole but not in part, at any time within 90 days following the conclusion of any review or appeal process instituted by us at any time following the occurrence and continuation of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.
For purposes of CMS-A, “Ratings Agency Event” means a change in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (a “rating agency”) that currently publishes a rating for CMS Energy in assigning equity credit to securities such as CMS-A, as such methodology is in effect on March 5, 2018 (the “current criteria for CMS-A”), which change results in a lower equity credit being assigned by such rating agency to CMS-A as of the date of such change than the equity credit that would have been assigned to CMS-A as of the date of such change by such rating agency pursuant to its current criteria for CMS-A.
Certain Provisions Relating to CMS-C:
The Notes mature on October 15, 2078 unless earlier redeemed. The Notes bear interest at a rate of 5.875% per year. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, subject to deferral as described below under “Provisions Relating to All Notes - Deferral of Interest Payments”. We will pay interest to holders of record at 5:00 p.m., New York City time, in whose name the applicable Note is registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date, except that interest payable at stated maturity shall be paid to the person or entity to whom the principal amount is paid. So long as the Notes are in book-entry form, principal of and premium and interest on the Notes will be payable, and the Notes may be transferred, only through the facilities of DTC. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a quarter, on the basis of the actual number of days elapsed per 30-day month.
Optional Redemption
The Notes will be redeemable at CMS Energy’s option, in whole or in part, at any time and from time to time, on or after October 15, 2023 at a redemption price equal to 100% of the principal amount of such Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.
In addition, the Notes will be redeemable at CMS Energy’s option, at any time before October 15, 2023, in whole but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event (as defined below). In such case, the redemption price will be equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date. See “Redemption Following a Tax Event” below.

The Notes will also be redeemable at CMS Energy’s option, at any time before October 15, 2023, in whole but not in part, at any time within 90 days following the conclusion of any review or appeal process instituted by us following the occurrence and continuation of a Rating Agency Event (as defined below). In such case, the redemption price will be equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date. See “Redemption Following a Rating Agency Event” below.
Redemption Following a Tax Event
We will have the right to redeem the Notes, at any time before October 15, 2023, in whole but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date. A “Tax Event” means that CMS Energy has received an opinion of nationally recognized independent tax counsel experienced in such matters at any time after the occurrence of any of the events set forth below to the effect that, as a result of:

•	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

•	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

•
any official administrative interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the Notes are issued;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after September 20, 2018, there is more than an insubstantial risk that interest payable on the Notes is not or within 90 days of the date of the opinion would not be currently deductible as such interest accrues, in whole or in part, by us for United States federal income tax purposes.
Our right to redeem the Notes due to a Tax Event is subject to the condition that, if we have the opportunity to eliminate a Tax Event, within 90 days following the occurrence and continuation of such Tax Event, by taking some ministerial action (a “ministerial action”), such as filing a form or making an election, or pursuing some other similar reasonable measure that will have no adverse effect on us or the holders of the Notes and will involve no material cost, we will pursue such measures in lieu of redemption. We cannot redeem the Notes while we are pursuing any such ministerial action.

Redemption Following a Rating Agency Event
We will have the right to redeem the Notes, at any time before October 15, 2023, in whole but not in part, at any time within 90 days following the conclusion of any review or appeal process instituted by us at any time following the occurrence and continuation of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.
For purposes of CMS-C, “Ratings Agency Event” means a change in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (a “rating agency”) that currently publishes a rating for CMS Energy in assigning equity credit to securities such as CMS-C, as such methodology is in effect on September 20, 2018 (the “current criteria for CMS-C”), which change results in a lower equity credit being assigned by such rating agency to CMS-C as of the date of such change than the equity credit that would have been assigned to CMS-C as of the date of such change by such rating agency pursuant to its current criteria for CMS-C.
Certain Provisions Relating to CMS-D:
The Notes mature on March 1, 2079 unless earlier redeemed. The Notes bear interest at a rate of 5.875% per year. Interest is payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, subject to deferral as described below under “Provisions Relating to All Notes - Deferral of Interest Payments”. We will pay interest to holders of record at 5:00 p.m., New York City time, in whose name the applicable Note is registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date, except that interest payable at stated maturity shall be paid to the person or entity to whom the principal amount is paid. So long as the Notes are in book-entry form, principal of and premium and interest on the Notes will be payable, and the Notes may be transferred, only through the facilities of DTC. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a quarter, on the basis of the actual number of days elapsed per 30-day month.
Optional Redemption
The Notes will be redeemable at CMS Energy’s option, in whole or in part, at any time and from time to time, on or after March 1, 2024 at a redemption price equal to 100% of the principal amount of such Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.
In addition, the Notes will be redeemable at CMS Energy’s option, at any time before March 1, 2024, in whole but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event (as defined below). In such case, the redemption price will be equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date. See “Redemption Following a Tax Event” below.

The Notes will also be redeemable at CMS Energy’s option, at any time before March 1, 2024, in whole but not in part, at any time within 90 days following the conclusion of any review or appeal process instituted by us following the occurrence and continuation of a Rating Agency Event (as defined below). In such case, the redemption price will be equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date. See “Redemption Following a Rating Agency Event” below.
Redemption Following a Tax Event
We will have the right to redeem the Notes, at any time before March 1, 2024, in whole but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date. A “Tax Event” means that CMS Energy has received an opinion of nationally recognized independent tax counsel experienced in such matters at any time after the occurrence of any of the events set forth below to the effect that, as a result of:

•	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

•	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

•
any official administrative interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the Notes are issued;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after February 6, 2019, there is more than an insubstantial risk that interest payable on the Notes is not or within 90 days of the date of the opinion would not be currently deductible as such interest accrues, in whole or in part, by us for United States federal income tax purposes.
Our right to redeem the Notes due to a Tax Event is subject to the condition that, if we have the opportunity to eliminate a Tax Event, within 90 days following the occurrence and continuation of such Tax Event, by taking some ministerial action (a “ministerial action”), such as filing a form or making an election, or pursuing some other similar reasonable measure that will have no adverse effect on us or the holders of the Notes and will involve no material cost, we will pursue such measures in lieu of redemption. We cannot redeem the Notes while we are pursuing any such ministerial action.

Redemption Following a Rating Agency Event
We will have the right to redeem the Notes, at any time before March 1, 2024, in whole but not in part, at any time within 90 days following the conclusion of any review or appeal process instituted by us at any time following the occurrence and continuation of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.
For purposes of CMS-D, “Ratings Agency Event” means a change in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (a “rating agency”) that currently publishes a rating for CMS Energy in assigning equity credit to securities such as CMS-D, as such methodology is in effect on February 6, 2019 (the “current criteria for CMS-D”), which change results in a lower equity credit being assigned by such rating agency to CMS-D as of the date of such change than the equity credit that would have been assigned to CMS-D as of the date of such change by such rating agency pursuant to its current criteria for CMS-D.
Provisions Relating to All Notes:
We may issue debt securities from time to time in one or more series under the indenture. There is no limitation on the amount of debt securities we may issue under the indenture. The indenture does not limit our ability to incur additional indebtedness. The covenants contained in the indenture would not necessarily afford holders of Notes protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect the holders. In addition, the indenture and the terms of the Notes do not permit the holders of Notes to require us to repurchase the Notes in the event we undergo a change of control or similar transaction.
Ranking
The Notes are unsecured obligations and rank subordinate and junior in right of payment, to the extent set forth in the Indenture, to all of our existing and future senior indebtedness, which may include senior indebtedness issued under the indenture. Because we are a holding company, our obligations on the Notes will be effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.
As of December 31, 2019, CMS Energy had outstanding approximately $2.3 billion aggregate principal amount of senior indebtedness (secured and unsecured). As of December 31, 2019, our subsidiaries had outstanding approximately $9.8 billion aggregate principal amount of indebtedness, all of which would be effectively senior to the Notes.
Subordination
The Notes are our unsecured obligations and will rank subordinate and junior in right of payment in full, to the extent set forth in the indenture, to all Senior Indebtedness (as defined below) of CMS Energy. Because we are a holding company, our obligations on the Notes will be effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries.
If CMS Energy defaults in the payment of principal of, or interest or premium on, any Senior Indebtedness when it becomes due and payable or in the event any judicial proceeding is pending with respect to any such default, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment with respect to the principal of, or interest or premium on, the Notes or acquire any Notes. In addition, upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, CMS Energy cannot make a payment with respect to the principal of, or interest or premium on, the Notes or acquire any Notes unless and until all principal of, and interest and premium on, such Senior Indebtedness has been paid in full or such payment has been duly provided for in cash in a manner satisfactory to the holders of such Senior Indebtedness. The provisions of the indenture described in this paragraph, however, do not prevent CMS Energy from making payments in CMS Energy capital stock or in warrants, rights or options to acquire CMS Energy capital stock.
If there is any dissolution, winding up, liquidation, reorganization, bankruptcy, insolvency or similar proceeding with respect to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment (or any distribution of assets, in cash, property or securities) may be made to any holders of the Notes. The consolidation of CMS Energy with, or the merger of CMS Energy into, another corporation or the liquidation or dissolution of CMS Energy following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in the indenture shall not be deemed a dissolution, winding up, liquidation or reorganization for purposes of the subordination provisions of the indenture, if such other corporation, as part of such consolidation, merger, conveyance or transfer, complies with the conditions under the indenture.
If the trustee or any holder of Notes receives any payment or distribution on account of the Notes after the occurrence of an event described in the prior two paragraphs but before all of such affected Senior Indebtedness is paid in full (or any applicable declaration of acceleration thereof shall have been rescinded or annulled or any applicable such payment default shall have been cured or waived or cease to exist), then that payment or distribution shall be paid over and delivered to the holders of our Senior Indebtedness at the time outstanding until such Senior Indebtedness is paid in full (other than money or government obligations previously deposited in trust with the trustee in connection with the satisfaction and discharge of the indenture).
The holders of the Notes will be subrogated to the rights of the holders of our Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full.
The holders of our Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the trustee or the holders of the Notes, without impairing or releasing the subordination provided in the indenture:

•
change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding;

•	sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness;

•	release any person liable in any manner for the collection for such Senior Indebtedness; or

•	exercise or refrain from exercising any rights against CMS Energy and any other person.
The failure to make a payment on account of principal of or interest or premium on the Notes by reason of the subordination provisions of the indenture shall not be construed as preventing the occurrence of an event of default with respect to the Notes. The failure to make any payment on the Notes due to the subordination provisions in the indenture shall not impair the absolute and unconditional obligation of CMS Energy to pay to the holders of the Notes the principal of, and interest and premium on, the Notes as and when the same shall become due and payable in accordance with their terms. Nothing in the indenture (i) is intended to or shall affect the relative rights of the holders of Notes and the creditors of CMS Energy other than holders of Senior Indebtedness or (ii) shall prevent the trustee or any holder of Notes from exercising all remedies otherwise permitted by applicable laws upon default, subject to the rights of holders of Senior Indebtedness in respect of cash, property or securities of CMS Energy received upon exercise of such remedy.
With respect to the Notes, “Senior Indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the indenture or thereafter incurred, created or assumed:

•
indebtedness of CMS Energy for money borrowed by CMS Energy or evidenced by debentures, notes, bankers’ acceptances or other corporate debt securities, or similar instruments issued by CMS Energy (in each case, other than the Notes or any other subordinated debt securities);

•	all capital lease obligations of CMS Energy;

•
all obligations of CMS Energy issued or assumed as the deferred purchase price of property, all conditional sale obligations of CMS Energy and all obligations of CMS Energy under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	obligations with respect to letters of credit;

•	all indebtedness of others of the type referred to in the four preceding bullet points assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy;

•
all obligations of the type referred to in the five preceding bullet points of other persons secured by any lien on any property or asset of CMS Energy (whether or not such obligation is assumed by CMS Energy) (subject to certain exceptions); or

•
renewals, extensions or refundings of any of the indebtedness referred to in the preceding six bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Notes (or any other subordinated debt securities).

The indenture does not limit the total amount of Senior Indebtedness that may be issued.
Registration, Transfer and Exchange
The Notes will be initially issued in the form of one or more notes in registered, global form, without coupons, in denominations of $25 and integral multiples in excess thereof. The global Notes will be registered in the name of the nominee of The Depository Trust Company (“DTC”). Except in limited circumstances, owners of beneficial interests in a global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Note and will not be considered the registered holder thereof under the indenture.
Deferral of Interest Payments
So long as there is no event of default under the indenture with respect to the Notes, we may defer interest payments on the Notes for a period of up to 40 consecutive quarterly periods (each such period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the maturity of the Notes. During this period, the interest on the Notes will still accrue at their applicable interest rate. In addition, interest on the deferred interest will accrue at an annual rate equal to the interest rate on the applicable Notes, compounded quarterly, to the extent permitted by law.
Before the end of any Optional Deferral Period that is shorter than 40 consecutive quarterly periods, we may further defer the period, so long as the entire Optional Deferral Period does not exceed 40 consecutive quarterly periods or extend beyond the maturity or redemption date, if earlier, of the Notes. We may also elect to shorten the length of any Optional Deferral Period. Once we have paid all accrued and unpaid interest on the Notes after the conclusion of any Optional Deferral Period, we may elect to begin a new Optional Deferral Period.

If we defer payment on the Notes or there has occurred and is continuing an event of default applicable to the Notes or any event of which we have actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be an event of default applicable to the Notes, neither we nor our majority-owned subsidiaries may:

•	declare or pay any dividend or distribution on CMS Energy capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any CMS Energy capital stock (which includes common stock and preferred stock);

•
make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any CMS Energy indebtedness that is equal in right of payment with or junior in right of payment to the Notes; or

•
make any guarantee payments with respect to any CMS Energy guarantee of indebtedness of our subsidiaries or any other party that is equal in right of payment with or junior in right of payment to the Notes.

However, during an Optional Deferral Period or such event of default described above, we may:

•	pay dividends or distributions payable solely in shares of our capital stock or rights to acquire, repurchase or redeem our capital stock;

•
declare any dividend in connection with the implementation of a plan providing for the issuance by us to all holders of our capital stock of rights entitling them to subscribe for or purchase such capital stock, which rights (1) are deemed to be transferred with such capital stock, (2) are not exercisable and (3) are also issued in respect of future issuances of capital stock, in each case until the occurrence of a specified event or events (a “Rights Plan”);

•	issue any of our shares of capital stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan;

•	reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

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purchase or acquire capital stock related to the issuance of capital stock or rights under our dividend reinvestment plan or any of our benefit plans for our directors, officers, employees, consultants or advisors.

We will give the holders of the Notes and the trustee notice of our election or any shortening or extension of the Optional Deferral Period at least ten business days prior to the earlier of

(1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to the New York Stock Exchange or any applicable self-regulatory organization or to holders of the Notes of the record or payment date of the related interest payment.
Sinking Fund Requirement
The Notes do not have the benefit of any sinking fund and are not subject to redemption at the option of the holder.
Limitation on Consolidation, Merger and Sales
Under the terms of the indenture or the Notes, nothing shall prevent any consolidation or merger of CMS Energy with or into any other person or persons (whether or not affiliated with CMS Energy), or successive consolidations or mergers in which CMS Energy or its successor or successors shall be a party or parties, or shall prevent any conveyance, transfer or lease of the property of CMS Energy as an entirety or substantially as an entirety, to any other person (whether or not affiliated with CMS Energy); provided, however, that:

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in case CMS Energy shall consolidate with or merge into another person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, the entity formed by such consolidation or into which CMS Energy is merged or the person that acquires by conveyance or transfer, or that leases, the properties and assets of CMS Energy as an entirety or substantially as an entirety shall be a corporation or a limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture (or indentures, if at such time there is more than one trustee) supplemental to the indenture, executed by the successor person and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and any premium and interest on the Notes and the performance of every obligation in the indenture and the Notes on the part of CMS Energy to be performed or observed;

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immediately after giving effect to such transaction, no event of default or event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

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either CMS Energy or the successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the provisions of the indenture and all conditions precedent therein relating to such transaction.

Upon any consolidation by CMS Energy with or merger of CMS Energy into any other person or any conveyance, transfer or lease of the properties and assets of CMS Energy substantially as an entirety to any person as described above, the successor person formed by such consolidation or into which CMS Energy is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, CMS Energy under the indenture with the same effect as if such successor person had been named as CMS Energy therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the indenture and the Notes.
Events of Default
The occurrence of any of the following events with respect to the Notes will constitute an “event of default” with respect to the Notes:

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default in the payment of any interest on any of the Notes when it becomes due and payable, and continuance of such default for a period of 30 days (except for the deferral of interest payments as discussed above in “Deferral of Interest Payments”);

•	default in the payment when due and payable of any of the principal of or the premium, if any, on any of the Notes; or

•	certain events of bankruptcy, insolvency or reorganization relating to CMS Energy.
With respect to the Notes, a failure to comply with other covenants under the indenture does not constitute an event of default.
If any event of default on the Notes shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all of the Notes and the premium, if any, thereon and interest, if any, accrued thereon to be due and payable immediately.
The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of the holders of the Notes, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in aggregate principal amount of the securities issued under the indenture of each affected series then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the securities of such affected series.
After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to us and the trustee, may rescind and annul such declaration if:

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we have paid (or deposited with the trustee a sum sufficient to pay): (i) all overdue interest on all Notes; (ii) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (iii) to the extent that payment of such interest is lawful, interest upon overdue interest; and (iv) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest that have become due by such declaration of acceleration, have been cured or waived.
The indenture provides that no holders of Notes may institute any action against CMS Energy under the indenture (except actions for payment of overdue principal, premium or interest) unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of securities issued under the indenture of each affected series then outstanding (voting as one class) shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity against costs, expenses and liabilities, the trustee shall not have instituted such action within 60 days of such request and the trustee shall not have received direction inconsistent with such request by the holders of a majority in aggregate principal amount of the securities of each affected series then outstanding (voting as one class).
The indenture requires CMS Energy to furnish to the trustee annually a statement as to CMS Energy’s compliance with all conditions and covenants under the indenture. The indenture provides that the trustee may withhold notice to the holders of the Notes of any default affecting such Notes (except defaults as to payment of principal of, or premium or interest on, the Notes) if it considers such withholding to be in the interests of the holders of the Notes.
Modification and Waiver
CMS Energy and the trustee may enter into supplemental indentures without the consent of the holders of the Notes to:

•	establish the form and terms of any series of securities under the indenture;

•	secure the Notes;

•	provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or conveyance, transfer or lease of our property substantially as an entirety;

•	surrender any right or power conferred upon us;

•	add to our covenants (and related events of default) for the benefit of the holders of the Notes;

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correct any mistake, cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture (including any supplemental indenture); provided, that such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the Notes contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders of the Notes;

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make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided, that such change or modification does not, in the good faith opinion of CMS Energy, adversely affect the interests of the holders of the Notes in any material respect;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	add guarantees of obligations under the Notes;

•	provide for a successor trustee;

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modify, amend or replace, in whole or in part, the subordination provisions of the indenture in connection with the creation and issuance of any junior subordinated notes of any series (but not with respect to any outstanding junior subordinated notes expressly made subject to the subordination provisions of the indenture);

•	add any additional events of default with respect to all or any series of securities under the indenture;

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change or eliminate any other provisions of the indenture to such extent as shall be necessary or desirable to permit or facilitate the issuance, legending, registration, transfer or exchange, redemption or repurchase of securities under the indenture in the form of global securities, including to comply with the rules, practices and procedures of DTC (and related procedures);

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change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there is no security outstanding under the indenture of any series created prior to the execution of the supplemental indenture effecting such change or elimination which is entitled to the benefit of such provision (or such change or elimination only applies to a new series of securities being established or created); and

•	provide for or confirm the issuance of additional securities of any series in accordance with the terms of the indenture.
CMS Energy and the trustee, with the consent of the holders of a majority in total principal amount of securities issued under the indenture of all series, including the Notes, then outstanding and affected (voting as one class), may change in any manner the provisions of the indenture or modify in any manner the rights of the holders of the securities of each such affected series. CMS Energy and the trustee may not, without the consent of the holders of each Note affected, enter into any supplemental indenture to:

•	change the time of payment of the principal;

•	reduce the principal amount of such Note;

•	reduce the rate or change the time of payment of interest on such Note;

•	impair the right to institute suit for the enforcement of any payment on any Note when due;

•	change the currency in which any Note is payable;

•	reduce the amount payable on the redemption of the Notes; or

•	subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture.
In addition, no such modification may reduce the percentage in principal amount of the securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the indenture.
Prior to the acceleration of the maturity of any security, the holders, voting as one class, of a majority in total principal amount of the securities issued under the indenture with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected securities waive any past default or event of default and its consequences, except:

•	our failure to pay principal of or interest on any securities issued under the indenture when due; or

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a default or an event of default in respect of a covenant or provision of the indenture or of any security that cannot be modified or amended without the consent of the holders of each security affected.

Discharge of the Indenture
The indenture provides that, at the option of CMS Energy, CMS Energy will be discharged from all obligations under the indenture and the indenture shall cease to be of further effect (except for certain obligations, including to register the transfer of or exchange the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to maintain the trust described below) if:

•	all the Notes that have not been paid in full and delivered to the trustee for cancellation shall have become due and payable, or by their terms because due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee;

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CMS Energy irrevocably deposits in trust with the trustee money and/or securities backed by the full faith and credit of the United States that, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Notes on each date that such principal or interest, if any, is due in accordance with the terms thereof;

•	CMS Energy has paid all other sums payable under the indenture; and

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the trustee receives an officers’ certificate and opinion of counsel stating that all conditions precedent in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

The Trustee
The Bank of New York Mellon is the trustee, paying agent and registrar for the Notes under the indenture. CMS Energy and its affiliates maintain depositary and other normal banking relationships with The Bank of New York Mellon.
Governing Law
The indenture, including the supplemental indenture, and the Notes will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply, except that the rights, duties and obligations of the trustee under the indenture are governed and construed in accordance with the laws of the State of New York.